EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2024 Results
ATLANTA, February 13, 2025--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in major U.S. Sunbelt markets, today announced its results for the quarter and year ended December 31, 2024.
Highlights for the Three Months and Year Ended December 31, 2024:

Financial Results:

	Three Months Ended		Year Ended
(in 000s other than per share amounts )	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net loss applicable to Piedmont	$(29,978)	$(28,030)	$(79,069)	$(48,387)
Net loss per share applicable to common stockholders - basic and diluted	$(0.24)	$(0.23)	$(0.64)	$(0.39)
Impairment charges	$15,400	$18,489	$33,832	$29,446
Executive separation costs	$4,831	$—	$4,831	$—
Interest expense, net of interest income	$30,100	$28,185	$119,243	$97,722
NAREIT FFO applicable to common stock	$41,605	$50,624	$180,350	$214,399
Core FFO applicable to common stock	$46,436	$50,624	$185,567	$215,219
NAREIT FFO per diluted share	$0.33	$0.41	$1.44	$1.73
Core FFO per diluted share	$0.37	$0.41	$1.49	$1.74
Adjusted FFO applicable to common stock	$27,671	$31,833	$109,239	$153,008
Same Store NOI - cash basis	0.9%		2.6%
Same Store NOI - accrual basis	2.5%		1.6%

•Piedmont recognized a net loss of $30.0 million, or $0.24 per diluted share, for the fourth quarter of 2024, as compared to a net loss of $28.0 million, or $0.23 per diluted share, for the fourth quarter of 2023, with both periods reflecting impairment charges and elevated interest expense, net of interest income, as a result of recent refinancing activity in a higher interest rate environment. Additionally, the results for the fourth quarter of 2024 included $4.8 million of executive separation costs.

•Core FFO, which removes the impairment charges and separation costs mentioned above, as well as loss on sale of real estate assets, loss on early extinguishment of debt, and depreciation and amortization expense, was $0.37 per diluted share for the fourth quarter of 2024, as compared to $0.41 per diluted share for the fourth quarter of 2023. Approximately $0.02 of the decrease is due to the increased interest expense, net of interest income, mentioned above, with the remaining decrease attributable to the sale of two properties and the downtime between the expiration of a few large leases during the year ended December 31, 2024, before newly executed leases commence.

•Same Store NOI - cash basis for the three months and year ended December 31, 2024 increased 0.9% and 2.6%, respectively, reflecting the fourth straight year of positive growth.

Leasing:

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
# of lease transactions	45	230
Total leasing sf (in 000s)	433	2,431
New tenant leasing sf (in 000s)	94	1,032
Cash rent roll up	11.5%	11.9%
Accrual rent roll up	14.7%	18.9%
Leased Percentage as of period end	88.4%
•The Company completed approximately 433,000 square feet of leasing during the fourth quarter, bringing total completed leasing for the year to approximately 2.4 million square feet, the most leasing completed on an annual basis since 2015 and above the Company's original expected 2024 leasing goal.
•Over a million square feet, or 42%, of the Company's 2024 leasing activity pertained to new tenant leasing, which is the largest amount of new leasing the Company has completed in a year since 2016.
•Rental rates on leases executed during the three months and year ended December 31, 2024 for space vacant one year or less increased approximately 11.5% and 11.9% on a cash basis, respectively, and 14.7% and 18.9% on an accrual basis, respectively.
•The Company's leased percentage for its in-service portfolio as of December 31, 2024 was 88.4%, as compared to 87.1% as of December 31, 2023, with the increase attributable to net leasing activity completed, as well as the sale of two assets and the reclassification of two projects to out-of-service, during the year ended December 31, 2024.
•As of December 31, 2024, the Company had approximately 1.4 million square feet of executed leases for vacant space that is yet to commence or is currently under rental abatement, representing approximately $46 million of future additional annual cash rents.

Balance Sheet (including subsequent events):

(in 000s except for ratios)	December 31, 2024	December 31, 2023
Cash and Cash Equivalents	$109,637	$825
Total Real Estate Assets	$3,461,239	$3,512,527
Total Assets	$4,114,651	$4,057,082
Total Debt	$2,222,346	$2,054,596
Weighted Average Cost of Debt	6.01%	5.82%
Net Principal Amount of Debt*/Total Gross Assets less Cash and Cash Equivalents	39.2%	38.2%
Average Net Debt-to-Core EBITDA (qtr)	6.8 x	6.5 x
•As of December 31, 2024, the Company's total liquidity was $710 million comprised of an unused $600 million line of credit and approximately $110 million in cash and cash equivalents.

•Subsequent to December 31, 2024, the Company amended its $200 million syndicated bank term loan to increase the principal amount of the loan by $125 million (to a total of $325 million) and add two six month extension options for a final maturity date of January 29, 2028. The net proceeds from the increased principal, along with cash on hand and the Company's line of credit were used to repay a $250 million unsecured bank term loan that was scheduled to mature in March of 2025.
•Also subsequent to December 31, 2024, the Company recast its $600 million revolving credit facility to extend the maturity date to June 30, 2028, with two additional one year extension options, for a final maturity date of June 30, 2030. The Company currently has approximately $500 million of availability under this $600 million revolving credit facility.
•As a result of the above refinancing activity, the Company currently has no debt with a final maturity until 2028.

ESG and Operations:
•Five projects in the Company's portfolio won TOBY (The Outstanding Building of the Year) recognition in their respective categories during the fourth quarter.
•As of December 31, 2024, approximately 84% and 72% of the Company's portfolio was ENERGY STAR rated and LEED certified, respectively, and 61% of its portfolio is certified LEED gold or higher.
Commenting on the Company's results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "2024 was an extremely successful year from a leasing perspective as we completed the greatest volume of leasing on an annual basis since 2015. Over a million square feet of that leasing was related to new tenant leases, resulting in absorption for our in-service portfolio and a year-end leased percentage of 88.4%, significantly above our original projections for the year. Furthermore, the leases we executed during 2024 reflected strong rental rate growth - approximately 12% on a cash basis and almost 20% on an accrual basis. At the end of 2024 our contractual backlog of leased space yet to commence or begin paying cash rents, stood at $46 million of future annual cash flow, which we expect will bolster our financial results during the latter half of 2025 as those leases commence or reach the end of their abatement period. Continuing, Mr. Smith added "Further, the refinancing activity we completed today means that we have no remaining debt with a final maturity until 2028."

First Quarter 2025 Dividend

As previously announced, on February 3, 2025, the board of directors of Piedmont declared a dividend for the first quarter of 2025 in the amount of $0.125 per share on its common stock to stockholders of record as of the close of business on February 21, 2025, payable on March 14, 2025.

Guidance for 2025

The Company is introducing guidance for the year ending December 31, 2025 as follows:

(in millions, except per share data)	Low	High
Net loss	$(49)	$(46)
Add:
Depreciation	165	168
Amortization	58	60
NAREIT FFO applicable to common stock	174	182
Loss on early extinguishment of debt	0.5	0.5
Core FFO applicable to common stock	$175	$183
Core FFO applicable to common stock per diluted share	$1.38	$1.44

This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions, including the following specific assumptions and projections:

Property Operation Assumptions:
•Executed leasing for the year of approximately 1.4-1.6 million square feet resulting in an increase in the anticipated year-end leased percentage for the Company's in-service portfolio to approximately 89-90%, exclusive of any speculative acquisition or disposition activity;
•Same Store NOI of flat to 3% increase on both a cash and accrual basis for the year;

Financing Assumptions:

•Interest expense (net of interest income) of approximately $127-129 million as compared to $119 million in 2024, reflecting a full year of higher interest rates as a result of refinancing activity completed by the Company during 2024 and early 2025;

Other Assumptions:
•General and administrative expense of approximately $30-32 million;
•Weighted average shares outstanding of 126-127 million;
•No speculative acquisitions, dispositions, or refinancing are included in the above guidance. The Company will adjust guidance if such transactions occur.

Below is a roll forward of 2024 Actual Core FFO per diluted share to the Company's 2025 Guidance Range, given the assumptions listed above:

	Low	High
2024 Annual Core FFO (actual)	$1.49	$1.49

Increase in property net operating income	0.04	0.08
Decrease in property net operating income due to 2024 dispositions of assets	(0.02)	(0.02)
Increase in interest expense (net of interest income)	(0.08)	(0.07)
Increase in general and administrative costs	(0.02)	(0.01)
Decrease in third-party management revenue	(0.01)	(0.01)
	$(0.09)	$(0.03)
Dilution due to increase in weighted average shares outstanding	(0.02)	(0.02)

2025 Annual Core FFO Guidance Range	$1.38	$1.44

Note that actual results could differ materially from these estimates and individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of any future dispositions, significant lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, general and administrative expenses, accrued potential performance-based compensation expense, one-time revenue or expense events, and other factors discussed under "Forward Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2024 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, February 14, 2025, at 9:00 A.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 864662. A replay of the conference call will be available through February 28, 2025, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 51895. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2024 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the year ended December 31, 2024 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion, predominantly unencumbered portfolio is currently comprised of approximately 16 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by Moody’s (Baa3) and Fitch (BBB-). Piedmont is a 2024 ENERGY STAR Partner of the Year – Sustained Excellence. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income/(Loss), Depreciation, Amortization, NAREIT FFO, Core FFO and Core FFO per diluted share for the year ending December 31, 2025. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements:

•Economic, regulatory, socio-economic (including work from home and "hybrid" work policies), technological (e.g. artificial intelligence and machine learning, virtual meeting platforms, etc.), and other changes that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of revenue;
•The impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases;
•Lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large tenants;
•Impairment charges on our long-lived assets or goodwill resulting therefrom;
•The success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures;
•The illiquidity of real estate investments, including economic changes, such as rising interest rates, costs of construction and available financing, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties;
•The risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition;
•Development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks;
•Future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties;
•Risks related to the occurrence of cybersecurity incidents, including cybersecurity incidents against us or any of our properties, vendors, or tenants, or a deficiency in our identification, assessment or management of cybersecurity threats impacting our operations and the public's reaction to reported cybersecurity incidents, including the reputational impact on our business and value of our common stock;
•Costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners;
•Uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost;
•Additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough;
•Significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock;
•Risks associated with incurring mortgage and other indebtedness, including changing capital reserve requirements on our lenders and rising interest rates for new debt financings;
•A downgrade in our credit ratings, the credit ratings of Piedmont Operating Partnership, L.P. (the "Operating Partnership") or the credit ratings of our or the Operating Partnership's unsecured debt securities, which could, among other effects, trigger an increase in the stated rate of one or more of our unsecured debt instruments;
•The effect of future offerings of debt or equity securities on the value of our common stock;
•Additional risks and costs associated with inflation and potential increases in the rate of inflation, including the impact of a possible recession, and any changes in governmental rules, regulations, and fiscal policies;

•Uncertainties associated with environmental and regulatory matters;
•Changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods;
•The effect of any litigation to which we are, or may become, subject;
•Additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns;
•Changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), or other tax law changes which may adversely affect our stockholders;
•The future effectiveness of our internal controls and procedures;
•Actual or threatened public health epidemics or outbreaks of highly infectious or contagious diseases, such as the COVID-19 pandemic, as well as immediate and long-term governmental and private measures taken to combat such health crises; and
•Other factors, including the risk factors described in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2023.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
770-418-8592
investor.relations@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	December 31, 2024	December 31, 2023
Assets:
Real estate assets, at cost:
Land	$552,744	$559,384
Buildings and improvements	3,894,804	3,788,249
Buildings and improvements, accumulated depreciation	(1,150,892)	(1,039,136)
Intangible lease assets	136,461	170,654
Intangible lease assets, accumulated amortization	(75,982)	(88,066)
Construction in progress	104,104	85,239
Real estate assets held for sale, gross	—	43,579
Real estate assets held for sale, accumulated depreciation and amortization	—	(7,376)
Total real estate assets	3,461,239	3,512,527
Cash and cash equivalents	109,637	825
Tenant receivables	5,524	7,915
Straight line rent receivables	193,783	182,856
Restricted cash and escrows	4,245	3,381
Prepaid expenses and other assets	25,792	27,559
Goodwill	53,491	53,491
Interest rate swaps	671	3,032
Deferred lease costs	464,419	485,531
Deferred lease costs, accumulated depreciation	(204,150)	(223,248)
Other assets held for sale, gross	—	3,879
Other assets held for sale, accumulated depreciation	—	(666)
Total assets	$4,114,651	$4,057,082
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $20,077 and $15,437, respectively	$2,029,923	$1,858,717
Secured Debt	192,423	195,879
Accounts payable, accrued expenses, and accrued capital expenditures	149,048	131,516
Dividends payable	15,298	15,143
Deferred income	107,030	89,930
Intangible lease liabilities, less accumulated amortization	32,794	42,925
Interest rate swaps	8	—
Total liabilities	2,526,524	2,334,110
Stockholders' equity:
Common stock (124,083,038 and 123,715,298 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively)	1,241	1,237
Additional paid in capital	3,723,680	3,716,742
Cumulative distributions in excess of earnings	(2,128,194)	(1,987,147)
Other comprehensive income	(10,123)	(9,418)
Piedmont stockholders' equity	1,586,604	1,721,414
Noncontrolling interest	1,523	1,558
Total stockholders' equity	1,588,127	1,722,972
Total liabilities and stockholders' equity	$4,114,651	$4,057,082
*Net Principal Amount of Debt Outstanding (Unsecured and Secured Debt plus discounts and unamortized debt issuance costs less Cash and cash equivalents and Restricted cash and escrows)	2,128,541	2,065,827

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Revenues:
Rental and tenant reimbursement revenue	$135,481	$139,447	$544,064	$555,313
Property management fee revenue	203	389	1,738	1,729
Other property related income	7,547	5,495	24,522	20,714
Total revenues	143,231	145,331	570,324	577,756
Expenses:
Property operating costs	58,605	59,085	234,124	235,091
Depreciation	40,150	38,036	156,833	148,458
Amortization	16,422	24,232	69,706	87,756
Impairment charges	15,400	18,489	33,832	29,446
General and administrative	12,650	7,177	35,423	29,190
Total operating expenses	143,227	147,019	529,918	529,941
Other income (expense):
Interest expense	(31,629)	(28,431)	(122,984)	(101,258)
Other income(1)	1,648	146	4,345	3,940
Loss on early extinguishment of debt	—	—	(386)	(820)
Gain/(loss) on sale of real estate assets	—	1,946	(445)	1,946
Total other income (expense)	(29,981)	(26,339)	(119,470)	(96,192)
Net loss	(29,977)	(28,027)	(79,064)	(48,377)
Net income applicable to noncontrolling interest	(1)	(3)	(5)	(10)
Net loss applicable to Piedmont	$(29,978)	$(28,030)	$(79,069)	$(48,387)
Weighted average common shares outstanding - basic and diluted	124,001	123,714	123,939	123,659
Net loss per share applicable to common stockholders - basic and diluted	$(0.24)	$(0.23)	$(0.64)	$(0.39)

(1) Includes interest income (in thousands) of approximately $1,529 and $246 for the three months ended December 31, 2024 and 2023, respectively, and $3,741 and $3,536 for the year ended December 31, 2024 and 2023, respectively.

Piedmont Office Realty Trust, Inc.
Funds from Operations ("FFO"), Core FFO and Adjusted FFO
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
GAAP net loss applicable to common stock	$(29,978)	$(28,030)	$(79,069)	$(48,387)
Depreciation of real estate assets(1)	39,769	37,889	155,468	147,569
Amortization of lease-related costs	16,414	24,222	69,674	87,717
Impairment charges	15,400	18,489	33,832	29,446
Loss on sale of real estate assets	—	(1,946)	445	(1,946)
NAREIT FFO applicable to common stock*	41,605	50,624	180,350	214,399
Executive separation costs	4,831	—	4,831	—
Loss on early extinguishment of debt	—	—	386	820
Core FFO applicable to common stock*	46,436	50,624	185,567	215,219
Amortization of debt issuance costs and discounts on debt	1,463	1,481	5,142	5,442
Depreciation of non real estate assets	370	136	1,320	847
Straight-line effects of lease revenue	(2,901)	(908)	(9,233)	(7,268)
Stock-based compensation adjustments	1,392	1,989	6,632	6,337
Amortization of lease-related intangibles	(2,351)	(2,869)	(10,019)	(13,879)
Non-incremental capital expenditures(2)	(16,738)	(18,620)	(70,170)	(53,690)
Adjusted FFO applicable to common stock*	$27,671	$31,833	$109,239	$153,008
Weighted average common shares outstanding - diluted(3)	125,614	123,846	124,926	123,702
NAREIT FFO per share (diluted)	$0.33	$0.41	$1.44	$1.73
Core FFO per share (diluted)	$0.37	$0.41	$1.49	$1.74

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

(3)Includes potential dilution under the treasury stock method that would occur if our remaining unvested and potential stock awards vested and resulted in additional common shares outstanding. Such shares were not included when calculating net loss per diluted share applicable to Piedmont for the three months and years ended December 31, 2024 and 2023 as they would reduce the loss per share presented.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023

Net loss applicable to Piedmont (GAAP)	$(29,978)	$(28,030)	$(29,978)	$(28,030)
Net income applicable to noncontrolling interest	1	3	1	3
Interest expense	31,629	28,431	31,629	28,431
Depreciation	40,139	38,025	40,139	38,025
Amortization	16,414	24,223	16,414	24,223
Depreciation and amortization attributable to noncontrolling interests	19	20	19	20
Impairment charges	15,400	18,489	15,400	18,489
Loss on sale of real estate assets	—	(1,946)	—	(1,946)
EBITDAre*	73,624	79,215	73,624	79,215
Executive separation costs	4,831	—	4,831	—
Core EBITDA*	78,455	79,215	78,455	79,215
General and administrative expenses	7,819	7,177	7,819	7,177
Management fee revenue	(126)	(247)	(126)	(247)
Other income	(1,540)	(38)	(1,540)	(38)
Straight-line effects of lease revenue	(2,901)	(908)
Straight-line effects of lease revenue attributable to noncontrolling interests	2	(3)
Amortization of lease-related intangibles	(2,351)	(2,869)
Property NOI*	79,358	82,327	84,608	86,107
Net operating income from:
Acquisitions	—	—	—	—
Dispositions	(35)	(990)	(35)	(974)
Other investments(1)	92	(2,609)	(67)	(2,658)
Same Store NOI*	$79,415	$78,728	$84,506	$82,475
Change period over period in Same Store NOI	0.9%	N/A	2.5%	N/A

(1)Other investments consist of active, out-of-service or recently completed redevelopment projects, and land. The operating results of 222 South Orange Avenue in Orlando, FL, as well as Meridian and 9320 Excelsior Boulevard in suburban Minneapolis, MN, are currently included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023

Net loss applicable to Piedmont (GAAP)	$(79,069)	$(48,387)	$(79,069)	$(48,387)
Net income applicable to noncontrolling interest	5	10	5	10
Interest expense	122,984	101,258	122,984	101,258
Depreciation	156,787	148,417	156,787	148,417
Amortization	69,674	87,717	69,674	87,717
Depreciation and amortization attributable to noncontrolling interests	79	80	79	80
Impairment charges	33,832	29,446	33,832	29,446
Loss on sale of real estate assets	445	(1,946)	445	(1,946)
EBITDAre*	304,737	316,595	304,737	316,595
Executive separation costs	4,831	—	4,831	—
Loss on early extinguishment of debt	386	820	386	820
Core EBITDA*	309,954	317,415	309,954	317,415
General and administrative expenses	30,592	29,190	30,592	29,190
Management fee revenue	(1,091)	(1,004)	(1,091)	(1,004)
Other income	(3,915)	(3,256)	(3,915)	(3,256)
Reversal of non-cash general reserve for uncollectible accounts	—	(1,000)
Straight-line effects of lease revenue	(9,233)	(7,268)
Straight-line effects of lease revenue attributable to noncontrolling interests	3	(10)
Amortization of lease-related intangibles	(10,019)	(13,879)
Property NOI*	316,291	320,188	335,540	342,345
Net operating (income)/loss from:
Acquisitions	—	—	—	—
Dispositions	(1,783)	(3,343)	(2,067)	(4,132)
Other investments(1)	(745)	(10,957)	(1,198)	(11,046)
Same Store NOI*	$313,763	$305,888	$332,275	$327,167
Change period over period in Same Store NOI	2.6%	N/A	1.6%	N/A

(1)Other investments consist of active, out-of-service or recently completed redevelopment projects, and land. The operating results of 222 South Orange Avenue in Orlando, FL, as well as Meridian and 9320 Excelsior Boulevard in suburban Minneapolis, MN, are currently included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income/(loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets, goodwill, and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income/(loss) (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment charges, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income/(loss) (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and removing any impairment charges, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Average Net Debt to Core EBITDA: Calculated using the sum of Core EBITDA for the trailing twelve month period and the average daily principal balance of debt outstanding for the trailing twelve months less the average balance of cash and escrow deposits and restricted cash during the trailing twelve month period.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.